Exhibit 5.3

February 24, 2021

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Mark B. Mathisen, C.P.G., hereby consent to the references in the Registration Statement to my name and to the inclusion of extracts from or summaries of the report entitled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, dated effective February 22, 2021 (the “Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Report and extracts from or a summary of the Report.

/s/ Mark B. Mathisen

Mark B. Mathisen, C.P.G.

Principal Geologist

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